Exhibit 10.5

COST SHARING AGREEMENT

COST SHARING AGREEMENT, dated as of November 3, 2016 (this “Agreement”), by and between Great Elm Capital Management, Inc., a Delaware corporation (“GECM”), and MAST Capital Management LLC, a Delaware limited liability company (“MAST”). Certain capitalized terms are defined in Section 7.17.

RECITALS

Concurrent with the execution of this Agreement, GECC GP Corp., a Delaware corporation (“GP Corp”) and MAST are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”).

The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement.

GECM is willing to assume all of the costs of the transferred people and other obligations on the condition that MAST share in such costs on the terms of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual promises in this Agreement, the parties, intending to be legally bounds, agree as follows:

1.            SERVICES TO MAST.  For so long as requested by MAST, GECM must provide MAST access to and the right to use on a royalty-free basis (subject to the immediately following sentence), people, facilities, infrastructure, other intangibles and services, other operating assets, and goodwill reasonably comparable (measured in light of the then current business environment and other factors) to those represented by the assets transferred, assumed liabilities and people transferred per the Asset Purchase Agreement.  This commitment of GECM is expressly conditioned upon MAST making all required cost sharing payments under Article 2.  GECM’s obligations under this Article 1 are reduced to the extent that the assets transferred, assumed liabilities and people transferred per the Asset Purchase Agreement were those of a single private money management firm, and MAST understands and acknowledges that its rights under this Article 1 are to services of an investment management business that is a subsidiary of a public company that will be engaged in multiple businesses (only one of which is providing services back to MAST per this Article 1).

2.            COST SHARING.

2.1          Direct Costs.  In principle, any out-of-pocket cost that is intended to benefit only one of the Parties or the investment products managed by one of the Parties (an “Identified Cost”), shall be paid by that Party or its managed investment products.  If either Party pays Identified Cost in respect of the other Party or such other Party’s managed investment products, the Party or its managed investment products that were intended to benefit from such Identified Cost shall be reimburse the paying Party for such Identified Cost.

2.2          Personnel Cost.

(a)                   Each Party shall prepare a monthly schedule of salaries and wages of its employees.  Each Party shall provide a reasonable good-faith allocation of the activities of each employee.  Neither party shall be required to maintain hourly or other detailed activity logs for its employees in order to support such allocation.  Employee activities that are specifically for the benefit of either Party, another organization (e.g. headquarters costs) or the investment products such Party manages, shall be separately identified (a “Variable Activity”).  All other activities shall be reasonably grouped in good faith into major pools (e.g. research, portfolio company management, trading, etc.) of activity (an “Allocated Activity”).

(b)                   Each Party shall prepare a monthly reasonable good-faith estimate of the activity base that best represents the driver of each Allocated Activity.  If a Party is unable to practically derive an activity base without undue effort or accounting expense, then it may select a macro activity base (e.g. assets under management) to use with respect to an Allocated Activity.

(c)                   Each Party shall prepare a monthly statement of Variable Activities and Allocated Activities performed by its employees and the allocation of such Allocated Activities to be allocated to the other Party or the investment products that such other Party manages using the applicable activity bases.

(d)                   Employee benefits shall be added to direct salary and wages with respect to Variable Activities and Allocated Activities, respectively.  Allocable benefits shall include employment taxes, health and welfare benefits, payroll costs, pension plans, contributions to post-retirement plans and the value of equity owned by employees or incentive compensation whose value is derived in whole or in part from equity securities of the applicable Party or a member of its corporate group.  Allocable benefits shall include deferred compensation earned during the applicable period (whether or not currently expensed for generally accepted accounting principles (“GAAP”) or taxes).  Carried interest, bonus or other incentive fee related compensation shall be included the cost pool for Variable Activities and Allocated Activities, respectively, whether or not the employees interest therein is subject to subsequent forfeiture or vesting or currently expensed for GAAP or tax purposes.  Bonus costs may include good faith accruals in accordance with GAAP even if the allocation to specific employees has not yet been made and even if such accrual may be reversed in subsequent periods (but such reversal of a prior accrual shall reduce employee benefit costs in such such subsequent period).

(e)                    Except as provided in Section 2.3(f), MAST may not bill GECM for any costs associated with persons who are employees of GECM.

(f)                     From the date of this Agreement until December 31, 2016, MAST shall remain the employer of record for payroll, health, welfare and benefit matters for the employees transferred per the Asset Purchase Agreement.

(g)                   Any employee payment measured in reference to MAST or investment vehicles managed by MAST shall be treated as a separate Variable Activity solely attributable to MAST.

2.3          Non-Employee Allocated Costs.

(a)                   Costs and expenses of a Party not included in Section 2.1 or Section 2.2 shall be accumulated on a monthly basis on a reasonable good-faith basis into cost pools (“Cost Pools”).

(b)                   Costs that have a fixed and variable component may be allocated using different activity bases and the variable element may constitute a Variable Activity while the fixed element may constitute an Allocated Activity.  Fixed costs shall be amortized using the same method and estimates used for GAAP (e.g. straight line, units of activity, salvage value, etc.)

(c)                   Each Party shall prepare a monthly reasonable good-faith estimate of the activity base that best represents the driver of each Cost Pool.  If a Party is unable to practically derive an activity base without undue effort or accounting expense, then it may select a macro activity base (e.g. assets under management) to use with respect to a Cost Pool.

(d)                   Each Party shall prepare a monthly statement of its Cost Pools and the allocation of each Cost Pool to be allocated to the other Party or the investment products that such other Party manages and an allocation thereof using the applicable activity base.

3.                  PAYMENTS

3.1          Invoices. The Parties shall invoice each other within twenty days of the end of each calendar months for amounts payable by the other party per Article 2.  Each Party shall pay the invoiced amount within ten days of receipt of the applicable invoice.

3.2          Quarterly Settlement.  Within sixty days following the end of each calendar quarter, each Party shall deliver a detailed quarterly recollection comparing amounts invoiced under Section 3.1 with amounts that should have been invoiced per Article 2 after giving effect to any quarter end accruals or adjustments to amounts previously recorded.  Within ten days following receipt of a quarterly reconciliation, any amounts due thereunder shall be paid or refunded by the applicable Party.

3.3          Annual Settlement.  Within ninety days following the end of each calendar year, each Party shall deliver a detailed annual recollection comparing amounts invoiced under Section 3.1 with amounts that should have been invoiced per Article 2 after giving effect to any year end accruals or adjustments to amounts previously recorded.  Within ten days following receipt of an annual reconciliation, any amounts due thereunder shall be paid or refunded by the applicable Party.

3.4          Manner of Payment. A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable, shall be acceptable payment, effective as of the date of the netting on the books of both of the Parties.

3.5          Records and Audits. The Parties shall each maintain written records for at least six years, in sufficient detail to permit ready verification of the amounts charged per Article 2. Such records shall be made available to the other Party or its designee for such inspection, audit and certification as may be reasonably necessary. If, as a result of any audit verification or certification, there is an adjustment in the amounts and allocations determined under this Section 3.5, such amount shall be paid within forty-five days of the end of such quarter.

3.6          Currency. Unless otherwise agreed by the Parties, all payments contemplated hereby or made by the Parties in connection herewith shall be made in U.S. dollars. In determining costs or making any calculation hereunder, any amount in currencies other than U.S. dollars shall be translated into U.S. dollars at the prevailing bookkeeping rate used by the applicable Party during the period in which the revenue or expense is recognized under GAAP.

4.                   STANDARD OF SERVICE.  Subject to the general principles in Section 1:

4.1          Software and Software Licenses.

(a)                   If and to the extent requested by MAST, GECM shall use commercially reasonable efforts to assist MAST in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for GECM to provide, and MAST to receive, the level of service MAST has under such software as of the date of this Agreement. The Parties acknowledge and agree that there can be no assurance that GECM’s efforts will be successful or that GECM will be able to obtain such licenses or rights on acceptable terms or at all and, where GECM enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that GECM is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow GECM to provide, and MAST to receive, such services.

(b)                   If there are any costs associated with obtaining software licenses such costs shall be paid and reimbursed per Article 2, including the possibility that transfer fees and similar costs may be Identified Costs or Variable Costs.

(c)                   GECM shall maintain the historical electronic records of MAST for so long as required under applicable law, including the Investment Advisors Act of 1940, and provide MAST with full access to such historical records for regulatory and other purposes.

4.2         Access to Facilities.

(a)                   GECM shall allow MAST and its Representatives full access to the facilities of GECM necessary for MAST to conduct its business and continue to benefit from the infrastructure transferred under the Asset Purchase Agreement.

(b)                   Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall afford the other Party and its Representatives, following not less than one business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Party as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(c)                   Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

4.3           Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the services provided under this Agreement from the provider to the recipient (including the assignment or transfer of the rights and obligations under any third-party contracts).

4.4           Data Protection. GECM shall only process personal data which it may receive from MAST, while carrying out its duties under this Agreement: (a) in such a manner as is necessary to carry out those duties; (b) in accordance with the instructions of MAST; and (c) using appropriate technical and organizational measures to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data.

4.5           Standard for Service.

(a)                   GECM agrees (i) to perform the services in a commercially reasonable manner and in any event substantially similar to that which are applicable to similar services provided GECM’s affiliates or GECM’s own business; and (ii) upon receipt of written notice from MAST identifying any outage, interruption or other failure of any service, to respond to such outage, interruption or other failure of such service in a manner that is substantially similar to the manner in which such GECM responded to any outage, interruption or other failure of the same or similar services for GECM’s or its affiliates own businesses. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Agreement so long as GECM complies with the foregoing clause (ii).

(b)                   Nothing in this Agreement shall require GECM to perform or cause to be performed any service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If GECM is or becomes aware of any potential violation on the part of GECM, GECM shall promptly send a written notice to MAST of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow GECM to perform or cause to be performed any service in accordance with the standards set forth in this Section. Any costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow GECM to perform or cause to be performed any such service shall be reimbursable under Article 2. If, with respect to any service to be provided hereunder, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent or the performance of such service by GECM would continue to constitute a violation of applicable Laws, GECM shall use commercially reasonable efforts in good faith to provide such services in a manner as closely as possible to the standards described in this Section 4.5 that would apply absent the exception provided for in the first sentence of this Section 4.5(b).

4.6           Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH PARTY ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND THE OTHER PARTY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

4.7           Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

4.8                Operational Integration.  The Parties are operationally integrated investment advisors, and that, in addition to being subject to its own compliane policies and procedures (including restricted trading lists, the “Compliance Policies”), it shall also be subject to the other Party’s reasonable compliance policies.

5.                           LIMITATION OF LIABILITY AND INDEMNIFICATION

5.1                Consequential and Other Damages. Notwithstanding anything to the contrary contained in this Agreement, no Party shall not be liable to the other Party or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by a Party (including any Affiliates and Representatives of such Party and any unaffiliated third-party providers, in each case, providing the applicable services) under this Agreement or the provision of, or failure to provide, any services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

5.2                Limitation of Liability. The liabilities of each Party under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate paid hereunder for such service or asset.

5.3                Release and GECM Indemnity. Subject to Section 5.1, MAST hereby releases GECM and its Affiliates and Representatives (each, a “GECM Indemnified Party”), and MAST hereby agrees to indemnify, defend and hold harmless each such GECM Indemnified Party from and against any and all liabilities arising from, relating to or in connection with: (a) the use by MAST or any of its Affiliates, Representatives or other Persons of any services provided by GECM hereunder; or (b) the sale, delivery, provision or use of any services provided by GECM under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such liabilities arise out of, relate to or are a consequence of a GECM Indemnified Party’s bad faith, gross negligence or willful misconduct.

5.4                Release MAST Indemnity. Subject to Section 5.1, GECM hereby releases MAST and its Affiliates and Representatives (each a “MAST Indemnified Party”), and GECM hereby agrees to indemnify, defend and hold harmless each such MAST Indemnified Party, from and against any and all liabilities arising from, relating to or in connection with: (a) the use of any services by GECM or any of its Affiliates, Representatives or other Persons of any services provided by MAST hereunder; or (b) the sale, delivery, provision or use of any services provided by MAST under or contemplated by this Agreement, in the case of each of clause (a) and (b), to the extent that such liabilities arise out of, relate to or are a consequence of a MAST Indemnified Party’s bad faith, gross negligence or willful misconduct.

5.5                Liability for Payment Obligations. Nothing in this Article 5 shall be deemed to eliminate or limit, in any respect, obligations to pay under Articles 2 and 3.

5.6                Exclusion of Other Remedies. The provisions of this Article 5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the MAST Indemnified Parties and the GECM Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

5.7                Confirmation. Neither Party excludes responsibility for any liability which cannot be excluded pursuant to applicable Law.

6.                         TERM AND TERMINATION

6.1                Term and Termination.

(a)                   This Agreement shall commence immediately upon the date hereof and shall terminate upon the earlier to occur of: (i) the last date on which GECM is obligated to provide any service to MAST in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b)                   Without prejudice to MAST’s rights with respect to a Force Majeure, MAST may from time to time terminate this Agreement with respect to the entirety of any individual service but not a portion thereof: (i) for any reason or no reason, upon providing at least sixty days’ prior written notice to GECM; provided, however, that MAST shall pay to GECM the necessary and reasonable documented out-of-pocket costs incurred in connection with the wind down of such service, other than any employee severance and relocation expenses, but including unamortized license fees and costs for equipment used to provide such service, contractual obligations under agreements used to provide such service, any breakage or termination fees and any other termination costs payable by GECM with respect to any resources or pursuant to any other third-party agreements that were used by GECM to provide such service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing services); or (ii) if GECM has failed to perform any of its material obligations under this Agreement with respect to such service, and such failure shall continue to exist thirty days after receipt by GECM of written notice of such failure from MAST. If any service is terminated other than at the end of a month, cost associated with such service shall be pro-rated appropriately.

6.2          Effect of Termination. Upon termination of any service pursuant to this Agreement, GECM will have no further obligation to provide the terminated service, and MAST will have no obligation to pay any future costs relating to any such service; provided, however, that MAST shall remain obligated to GECM for the (i) costs owed and payable in respect of services provided prior to the effective date of termination and (ii) any applicable charges described in Section 6.1(b), which charges shall be payable only in the event that MAST terminates any service pursuant to Section 6.1(b). In connection with the termination of any service, the provisions of this Agreement not relating solely to such terminated service shall survive any such termination, and in connection with a termination of this Agreement, Article 5 (including liability in respect of any indemnifiable liabilities under this Agreement arising or occurring on or prior to the date of termination), Article 6, Article 7, all confidentiality obligations under this Agreement and liability for all due and unpaid amounts under Articles 2 and 3, shall continue to survive indefinitely.

6.3          Force Majeure.

(a)                   Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure on its obligations; and (ii) the nature, quality and standard of care that GECM shall provide in delivering a service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that GECM provides to its Affiliates with respect to such service. If a Force Majeure occurs, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b)                   During the period of a Force Majeure, MAST shall be entitled to permanently terminate such services (and shall be relieved of the obligation to pay for such services throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen consecutive days, it being understood that MAST shall not be required to provide any advance notice of such termination to GECM or pay any charges in connection therewith.

7.                   MISCELLANEOUS

7.1          No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of an unaffiliated party in the conduct of such other party’s business. Each Party shall act as an independent contractor and not as the agent of the other Party in performing services hereunder, selling assets, assuming liabilities, performing contractual obligations, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

7.2          Subcontractors. GECM may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) GECM shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to GECM and (ii) GECM shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the services, the standard for services and the content of the services provided to MAST.

7.3          Due Authorization; Enforceability; No Conflict.  Each Party represents and warrants to each other Party that: (a) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Party, (b) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except to the extent limited by general principles of equity and bankruptcy, insolvency or similar laws and general equitable principles of affecting the rights of creditors generally and (c) the execution and delivery of this Agreement by such Party and the performance by such party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby (i) do not conflict with such Party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default under any law, regulations, rule or any order of any governmental authority applicable to such Party or any material contract to which such Party or such Party’s assets are bound.

7.4          Choice of Law.  This Agreement and the transactions contemplated hereby will be governed by the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware.

7.5          Treatment of Confidential Information.

(a)          The Parties shall not, and shall cause all other persons providing services or having access to information of the other Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)          Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c)           Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d)           Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of services under this Agreement.

7.6           Exclusive Forum.

(a)             Any dispute under this Agreement or any Ancillary Agreement shall be exclusively resolved through binding arbitration in Boston in accordance with conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as then in effect (including rules 16.1 and 16.2 or their successors), as modified herein.  Each party shall nominate within ten days of filing of the notice of arbitration a JAMS arbitrator and such JAMS arbitrators shall select within seven days a third JAMS Arbitrator who shall be the sole Arbitrator to resolve such dispute (the “Arbitrator”). The failure of a party to appoint an arbitrator within the time prescribed shall be deemed equivalent to appointing the arbitrator appointed by the other party as the Arbitrator.

(b)            Within ten days following the selection of the Arbitrator, each party shall submit to the Arbitrator such party’s proposed order resolving all matters (including cross claims) that are or could be included in the arbitration (a “Settlement Proposal”).  The sole finding by the Arbitrator shall be to select which of the Settlement Proposals most closely approximates the Arbitrator’s own determination of the proper resolution in total of all matters (including cross claims). The Arbitrator shall have no right to propose a middle ground or any modification of either of the two Settlement Proposals. The Settlement Proposal chosen by the Arbitrator as that mostly closely approximating the Arbitrator’s own determination of the proper audit dispute settlement amount shall constitute the decision of the Arbitrator and shall be final and binding upon the parties. The Arbitrator shall not be required to provide a reasoned opinion for his or her adoption of such party’s opinion, but the Arbitrator’s determination shall be based on which party’s position in the aggregate most closely approaches the correct interpretation of this Agreement, the law and the facts.

(c)           Any award issued by the Arbitrator may be reduced to a judgment and entered in a court of competent jurisdiction.  The party whose settlement proposal is selected by the Arbitrator shall be entitled to reimbursement of all costs, attorneys’ fees and other expenses associated with resolution of the dispute.

(d)           The arbitration shall be governed by the Rules of Civil Procedure and the Rules of Evidence as applicable in the Court of Chancery of the State of Delaware when such court is hearing matters solely involving Delaware law.  Where such rules confer on the court discretion in granting waivers or extending time for performance, the Arbitrator may not grant such waiver or make such extension without the consent of all parties to the arbitration.  Where such rules confer on the court discretion in granting waivers or extending time for performance, the Arbitrator may not grant such waiver or make such extension without the consent of all parties to the arbitration.  Except as required by law, neither any Party nor the Arbitrator may disclose the existence, content or results of the arbitration.

(e)            In any arbitration arising out of or related to this Agreement, requests for documents: (i) shall be limited to documents which are directly relevant to significant issues in the case or to the case’s outcome; (ii) shall be restricted in terms of time frame, subject matter and persons or entities to which the requests pertain; and (iii) shall not include broad phraseology such as “all documents directly or indirectly related to.

(f)             In any arbitration arising out of or related to this Agreement (i) there shall be production of electronic documents only from sources used in the ordinary course of business. Absent a showing of compelling need, no such documents are required to be produced from backup servers, tapes or other media, (ii) absent a showing of compelling need, the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the party receiving the e-documents and convenient and economical for the producing party. Absent a showing of compelling need, the parties need not produce metadata, with the exception of header fields for email correspondence; (iii) the description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the dispute; and (iv) where the costs and burdens of e-discovery are disproportionate to the nature of the dispute or to the amount in controversy, or to the relevance of the materials requested, the Arbitrator shall deny such requests. In any arbitration arising out of or related to this Agreement, there shall be no interrogatories or requests to admit. In any arbitration arising out of or related to this Agreement, each side may take two discovery depositions. Each side’s depositions are to consume no more than a total of fifteen hours. There are to be no speaking objections at the depositions, except to preserve privilege. The total period for the taking of depositions shall not exceed four weeks. Any party wishing to make a dispositive motion shall first submit a brief letter (not exceeding five pages) explaining why the motion has merit and why it would speed the proceeding and make it more cost-effective. The other side shall have a brief period within which to respond. Based on the letters, the Arbitrator will decide whether to proceed with more comprehensive briefing and argument on the proposed motion.  If the Arbitrator decides to go forward with the motion, he/she will place page limits on the briefs and set an accelerated schedule for the disposition of the motion. The pendency of such a motion will not serve to stay any aspect of the arbitration or adjourn any pending deadlines.

(g)              The following time limits are to apply to any arbitration arising out of or related to this Agreement: Discovery is to be completed within 45 days of the service of the arbitration demand, (b) the evidentiary hearing on the merits (“Hearing”) is to commence within 60 days of the service of the arbitration demand. At the Hearing, each side is to be allotted 1 day for presentation of direct evidence and for cross examination. The award shall be rendered within 45 days of the close of the Hearing or within 45 days of service of post-hearing briefs if the Arbitrator directs the service of such briefs. Failure to meet any of the foregoing deadlines will not render the award invalid, unenforceable or subject to being vacated. The Arbitrator, however, may impose appropriate sanctions and draw appropriate adverse inferences against the party primarily responsible for the failure to meet any such deadlines.

(h)            The Arbitrator must agree to abide by this Section 5.12 before accepting appointment.

(i)              Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(j)                 The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled, in addition to any other remedies available at law or in equity or otherwise, to seek specific performance of the terms hereof.

7.7           Notices.  All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to GECM:	Great Elm Capital Management, Inc.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

(b)	If to MAST:	MAST Capital Management, LLC
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

7.8                               No Third Party Beneficiaries.  Except with respect to the Indemnified Parties, this Agreement is solely for the benefit of the parties, and no other Person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

7.9                               Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

7.10                        Assignment.  No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 7.10 will be null and void.

7.11        No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.12        Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.13        Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

7.14        Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

7.15        Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.  References to documents includes electronic communications.

7.16      Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either Party or their Affiliates shall have any liability for any obligations or liabilities of GECM or MAST, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

7.17      Definitions.  Unless the context otherwise requires, the following terms have the following respective meanings:

(a)          “Affiliate” is defined in Rule 12b-2 of the Securities Exchange Act of 1934.

(b)          “Force Majeure” means, with respect to a Party, any event or circumstance, regardless of whether it was foreseeable, that was not caused by that Party and that prevents such Party from complying with any of its obligations under this agreement, on condition that such Party that uses reasonable efforts to do so.

(c)           “Governmental Entity” means any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative, arbitral or regulatory authority, agency, commission, tribunal or body.

(d)          “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

(e)           “Parties” means MAST and GECM.  For purposes of cost allocations, references to a Party shall include such Party and its affiliates to whom it is providing services and investment vehicles managed by or advised by such Party.

(f)           “Representatives” means the directors, officers, employees, managers, members, partners, agents, potential financing sources or advisors (including attorneys, accountants, investment bankers and consultants) of a Party.

The parties have caused this Agreement to be duly executed and delivered as of the date first written above.

MAST CAPITAL MANAGEMENT LLC

By:	/s/ David J. Steinberg
Name:	David J. Steinberg
Title:	Managing Member

GREAT ELM CAPITAL MANAGEMENT, INC.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	Chief Investment Officer